EXHIBIT 99.1

WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587

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FOR IMMEDIATE RELEASE

                                                   CONTACT: ROBERT C. WHITE, CEO
                                                   (919)-556-5146


JANUARY 21, 2004


                          WAKE FOREST BANCSHARES, INC.
                         ANNOUNCES FIRST QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $253,923 or $0.22 per share for the quarter ended December 31, 2003, compared to earnings of $301,489 or $0.26 per share for the same quarter a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the first quarter earnings were in line with the Company's expectations. He also stated that the Company's interest rate margins continue to be constricted due to the Federal Reserve's current policy of maintaining historic low rates. The Company has made attempts to control its interest rate risk by ensuring that its interest-earning portfolios are relatively short in duration. In doing so, the Company believes it has sacrificed possible higher earnings in the short run for longer-term earnings stability. The Company's net interest margin was 3.23% during the current quarter compared to a margin of 3.67% for the same quarter a year earlier. Recent refinancing activity spurred by the low interest rate environment slowed considerably during the current quarter as did the Company's fee income from its secondary lending market activities. However, lending in general, and especially construction lending activity, has shown signs of increasing in the Company's primary lending markets.

The Company had previously announced a quarterly dividend of $0.14 per share for shareholders of record as of December 31, 2003, payable on January 10, 2004. The current dividend represents the 31st consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.'s return on average assets was 1.19% for the current quarter and its efficiency ratio was 37.56% for the quarter. Total assets of the Company amounted to $85.5 million at December 31, 2003. Total net loans receivable and deposits outstanding at December 31, 2003 amounted to $69.6 million and $68.3 million, respectively.

Wake Forest Bancshares, Inc. has 1,145,296 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.